CERTIFICATE OF CORRECTION
                           PURSUANT TO SECTION 103(f)
                         OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE
                           OF CERTIFICATE OF AMENDMENT
                        OF THE ARTICLES OF INCORPORATION
                             OF MAGIC FINGERS, INC.


     Magic Fingers, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify, pursuant to
Section 103(f) of that law as follows:

     1. On January 30, 1978 there was filed by the Secretary of State of the State of Delaware a Certificate of Amendment of the Certificate of Incorporation of Magic Fingers, Inc. amending Article Four of the Articles of Incorporation of said corporation by increasing the authorized share capital of the corporation from 400,000 shares of common stock, par value 10(cent) per share to 500,000 shares of common stock, par value 10(cent) per share.

     2. Said certificate was in error in that the authorized capital should have been increased from 400,000 shares of common stock to 2,000,000 shares of common stock, par value 10(cent) per share.

     3. In order to correct the error in such instrument, Magic Fingers, Inc. does hereby file this Certificate of Correction of the Certificate of Amendment of its Articles of Incorporation the effect of which shall be to correct the amendment of Article Four of the Articles of Incorporation, effective as of January 30, 1978 so that said corrected Article Four, as amended, shall read as follows:

          "Article Four: The total number of shares which the corporation shall have authority to issue is Two million (2,000,000) and the par value of each such share is Ten (10(cent)) cents, amounting in the aggregate to $200,000."

     IN WITNESS WHEREOF, Magic Fingers, Inc. has caused this instrument to be signed by its president and attested to by its secretary and its corporate seal to be affixed thereto this 14th day of March, 1978.

                                            Magic Fingers, Inc.

                                            By:  /s/ John J. Houghtaling
                                                 --------------------------
                                            John J. Houghtaling, President

STATE OF FLORIDA                    )
                                    )
COUNTY OF DADE                      )

On the 14th day of March, 1978, personally came before me a notary public in and for the County and State aforesaid, John J. Houghtaling, president of Magic Fingers, Inc., a corporation of the State of Delaware, and he duly executed the foregoing certificate of correction of the Certificate of amendment of the articles of incorporation of said corporation before me and acknowledged said certificate to be his act and deed and the act and dead of said corporation, that the facts stated therein are true, and that the seal affixed to said certificate and attested by the secretary of said corporation is the corporate seal of said corporation and was affixed thereto by order of the Board of Directors.

                                                              /s/ Notary Public
                                                              ------------------
                                                              Notary Public

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